Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-255156 on Form S-3 (the “Registration Statement”) of our reports dated February 24, 2023 relating to the financial statements of BlackRock, Inc. and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 20, 2024